Exhibit 10.3

Verisign
487 E. Middlefield Road
Mountain View, CA 94043-1338 U.S.A
Phone: 650.961.7500 Fax: 650.426.5113
FEIN: 94-3221585

Customer

Name:	Telemetrix, Inc.	MSA Contract No.
MSA-VCS-06-0014
Address:	7105 La Vista Place
Longmont, CO 80503

Customer Principal Contact VeriSign Principal Contact

Name:	Name: Edward Geise
Title:	Title: Major Account Manager
Phone:	Phone: (650) 426-5508
Fax:	Fax:
Email:	Email: egeise@verisign.com

Effective date:

This VeriSign Master Services Agreement (the “Agreement”) is made and entered into as of the Effective Date identified above by and between VeriSign, Inc. and any Affiliate thereof that is directly or indirectly involved with the provision of any Services, Software, or Hardware hereunder (collectively “VeriSign”), and the company identified above and any Affiliate thereof that executes a Service Order hereunder (collectively “Customer”), and consists of the attached General Terms and Conditions and all Service Orders or Statements of Work attached hereto or subsequently signed by the Parties. If no Effective Date is indicated above, the Effective Date is the date signed by both parties. VeriSign and Customer may also be referred to individually as a “Party” or collectively as the “Parties” throughout this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the Effective Date.

VeriSign, Inc.	Telemetrix, Inc.
Complete Legal Name of Customer
By: /s/ Thomas L. Dean	By: /s/ Larry Becker
Name: Thomas L. Dean	Name: Larry Becker
Title: VP–VCS Business Ops	Title: Authorized representative
Date: Sept 29 2006	Date: 9/27/06

VERISIGN MASTER SERVICES AGREEMENT

GENERAL TERMS AND CONDITIONS

1.    DEFINITIONS

Unless otherwise specified, capitalized terms used in this Agreement will have the meanings attributed to them in this Section 1 or in the Services Order in which such term appears.

“Affiliate” means with respect to any entity, any other entity which directly or indirectly controls, is controlled by or is under common control with such entity.

“Confidential Information” means material, data, systems and other information concerning the operation, business, projections, market goals, financial affairs, products, services, customers and Intellectual Property Rights of the other Party that may not be accessible or known to the general public. Confidential Information shall include, but not be limited to, the terms of this Agreement, and any information which concerns technical details of operation of any of VeriSign’s Services, Software or Hardware offered or provided hereunder.

“Hardware” means any hardware provided to Customer under any Services Order or SOW issued hereunder.

“Intellectual Property Rights” means any and all now known or hereafter existing rights associated with intangible property, including but not limited to registered and unregistered, United States and foreign copyrights, trade dress, trade names, corporate names, logos, inventions, patents, patent applications, software, know-how and all other intellectual property and proprietary rights (of every kind and nature throughout the universe and however designated).

“Services Order” means an agreement or order form executed by the Parties hereunder for purposes of ordering Services.

“Service Period” means, with respect to each Service, the period for which fees are assessed, as specified in the applicable Services Order.

“Services” means the VeriSign services to be provided to Customer under any Services Order or SOW issued hereunder.

“Software” means any software owned or licensed by VeriSign and provided to Customer under any Services Order or SOW issued hereunder, whether stand alone, or as incorporated in Hardware, including any APIs, guides, or documentation provided therewith.

“Statement of Work” or “SOW” means any statement of work issued by VeriSign pursuant to this Agreement and signed by both VeriSign and Customer.

2.    RIGHTS AND OBLIGATIONS

     (a)     Purchase and Provision of Services. All Services, Software and/or Hardware to be provided by VeriSign hereunder shall be purchased or licensed under a Services Order and/or SOW. All signed Services Orders and SOWs are subject to the terms and conditions of this Agreement. Each Services Order and/or SOW will cover only the Customer entity(ies) specifically identified therein. Upon the request of VeriSign, Customer will provide VeriSign with an internal purchase order or reference number for invoicing purposes.

     (b)     Installation and Configuration. The Services are exclusive of Software or Hardware installation and/or system configuration services except to the extent expressly provided in a Services Order and/or SOW (collectively, “Installation Services”). Any professional services work in addition to or separate from Installation Services (“Additional Professional Consulting Services”) may be provided at VeriSign’s then current rates under a SOW to be agreed upon by the Parties.

     (c)     Fees and Payment Terms. Customer shall pay VeriSign as specified in the applicable Service Order or SOW without deduction, setoff or delay for any reason, including circumstances arising under any other Service Order or SOW hereunder. Such payment shall be made: (i) in U.S. Dollars, (ii) within thirty (30) days from the invoice date, and (iii) in accordance with the terms of the invoice. All fees paid are non-refundable. Beginning the day after the due date of the invoice, interest shall be due and payable by Customer at the rate of one and one-half percent (1.5%) per month or the highest rate allowed by law, whichever is less, on any portion of the invoice which has not been paid.

     (d)     Taxes. The fees stated are exclusive of tax. All taxes, duties, fees and other governmental charges of any kind (including sales, services, use, and value-added taxes, but excluding taxes based on the net income of VeriSign) which are imposed by or under the authority of any government or any political subdivision thereof on the fees for any of the Services, Software and/or Hardware shall be borne by Customer and shall not be considered a part of, a deduction from or an offset against such fees. All payments due to VeriSign shall be made without any deduction or withholding on account of any tax, duty, charge or penalty except as required by law in which case the sum payable by Customer in respect of which such deduction or withholding is to be made shall be increased to the extent necessary to ensure that, after making such deduction or withholding, VeriSign receives and retains (free from any liability in respect thereof) a net sum equal to the sum it would have received but for such deduction or withholding being required.

     (e)     Publicity. Any and all press releases and other public announcements relating to the existence or terms of this Agreement or the related transactions between VeriSign and Customer must be approved in advance by the Parties in writing.

3.    GRANT OF LICENSE

In exchange for the payment by Customer of fees hereunder, VeriSign grants to Customer a limited, non-exclusive, non-transferable, non-sublicenseable license to use any Software provided hereunder in object code form on systems under Customer’s control solely in connection with Customer’s use of the Service for which such copy was provided and sold in accordance with the applicable instructions or documentation and any end-user license restrictions, if applicable. Customer is expressly prohibited from copying, sublicensing, selling, renting, leasing or otherwise distributing copies of the Software, or permitting either direct or indirect use of the Software by any third party. Customer agrees not to modify, disassemble, decompile, reverse engineer, create derivative works of, or make any other attempt to discover or obtain the source code for the Software. In the event any modifications are made to the Software by anyone other than VeriSign or its authorized subcontractors (excluding Customer), any and all warranties with respect to the Software shall immediately terminate. Notwithstanding the foregoing, the license rights set forth above may be limited with respect to particular Software in the manner set forth in any applicable Service Order or SOW.

4.    PROPRIETARY RIGHTS

Except as otherwise expressly set forth in a Service Order or SOW, Customer acknowledges that VeriSign and its licensors retain all Intellectual Property Rights and title in and to all of their Confidential Information or other proprietary information, products, services, and the ideas, concepts, techniques, inventions, processes, software or works of authorship developed, embodied in, or practiced in connection with the Services provided by VeriSign hereunder, including without limitation all modifications, enhancements, derivative works, configurations, translations, upgrades, and interfaces thereto (all of the foregoing ” VeriSign Works”). The VeriSign Works do not include Customer’s preexisting hardware, software, or networks. Except as otherwise expressly provided herein (or in a Service Order or SOW issued hereunder, subject to Section 9(c)), nothing in this Agreement shall create any right of ownership or license in and to the other Party’s Intellectual Property Rights, and each Party shall continue to independently own and maintain its Intellectual Property Rights.

5.    CONFIDENTIAL INFORMATION

The Parties acknowledge that by reason of their relationship under this Agreement, they may have access to and acquire Confidential Information of the other Party. Each Party receiving Confidential Information (the “Receiving Party”) agrees to maintain all such Confidential Information received from the other Party (the “Disclosing Party”), both orally and in writing, in confidence and agrees not to disclose or otherwise make available such Confidential Information to any third party without the prior written consent of the Disclosing Party; provided, however, that the Receiving Party may disclose the terms of this Agreement to its legal and business advisors if such third parties agree to maintain the confidentiality of such Confidential Information under terms no less restrictive than those set forth herein. The Receiving Party further agrees to use the Confidential Information only for the purpose of performing this Agreement. Notwithstanding the foregoing, the obligations set forth herein shall not apply to Confidential Information which: (i) is or becomes a matter of public knowledge through no fault of or action by the Receiving Party; (ii) was lawfully in the Receiving Party’s possession prior to disclosure by the Disclosing Party; (iii) subsequent to disclosure, is rightfully obtained by the Receiving Party from a third party who is lawfully in possession of such Confidential Information without restriction; (iv) is independently developed by the Receiving Party without resort to the Confidential Information; or (v) is required by law or judicial order, provided that the Receiving Party shall give the Disclosing Party prompt written notice of such required disclosure in order to afford the Disclosing Party an opportunity to seek a protective order or other legal remedy to prevent the disclosure, and shall reasonably cooperate with the Disclosing Party’s efforts to secure such a protective order or other legal remedy to prevent the disclosure. In addition, VeriSign’s treatment of any Customer information collected through the VeriSign website will be in accordance with VeriSign’s published Privacy Statement.

6.    REPRESENTATIONS, WARRANTIES, AND INDEMNIFICATION

     (a)     Customer’s Representations and Warranties. Customer represents and warrants that (i) it has the corporate power and authority to enter into this Agreement and to fully perform its obligations under this Agreement; and (ii) will not make any unauthorized representation or warranty to any third party relating to any Services, Software or Hardware.

     (b)     VeriSign’s Representations and Warranties. VeriSign represents and warrants that it has the corporate power and authority to enter into this Agreement and to fully perform its obligations under this Agreement.

     (c)     Indemnification. Each party hereto (the “Indemnitor”) agrees to, and shall, indemnify, defend and hold harmless the other party hereto (the “Indemnitee”), and its directors, shareholders, officers, agents, employees, successors and assigns from any and all third party claims, suits, proceedings, judgments, damages, and costs (including reasonable attorneys’ fees and expenses) arising from, in connection with or related in any way to, directly or indirectly, (i) the Indemnitor’s material breach of any representation or warranty of the Indemnitor specifically identified as such in a Services Order or as specified in Sections 6(a) or 6(b) of this Agreement, (ii) the gross negligence or willful misconduct of the Indemnitor, its employees, agents, or contractors in the performance of this Agreement, and (iii) solely with respect to VeriSign’s indemnification of Customer, and subject to VeriSign’s rights under Section 6(d), any alleged infringement of any United States patent, copyright or trade secret by the unmodified Services, Software or Hardware as delivered by VeriSign (excluding any open source components or third party specifications). The Indemnitee shall promptly notify the Indemnitor of any such claim, and the Indemnitor shall bear full responsibility for the defense of such claim (including any settlements); provided however, that: (1) the Indemnitor shall keep the Indemnitee informed of, and consult with the Indemnitee in connection with the progress of such litigation or settlement; (2) the Indemnitor shall not have any right, without the Indemnitee’s written consent, which consent shall not be unreasonably withheld, to settle any such claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgment of, any liability or wrongdoing (whether in contract, tort or otherwise) on the part of the Indemnitee, or requires any specific performance or non-pecuniary remedy by the Indemnitee; and (3) the Indemnitee shall have the right to participate in the defense of a claim with counsel of its choice at its own expense.

     (d)     VeriSign Options Related to Intellectual Property Infringement Claims. In the event of any claim, suit, or proceeding subject to Section 6(c)(iii) above, VeriSign shall have the right, at its sole option, to obtain the right to continue use of the affected Services, Software or Hardware or to replace or modify the affected Services, Software or Hardware so that they may be provided by VeriSign and used by Customer without infringement of third party United States patent, copyright or trade secret rights. If neither of the foregoing options is available to VeriSign on a commercially reasonable basis, VeriSign may terminate the applicable Services Order immediately upon written notice to Customer, and within thirty (30) days after such termination shall pay Customer a termination fee equal to the prorated portion of any fees (excluding installation and any other non-recurring fees) paid in advance by Customer commensurate with the remaining portion of the Service Period for which such fees were paid. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THE RIGHTS AND REMEDIES SET FORTH IN SECTIONS 6(c)(iii) AND 6(d) CONSTITUTE THE ENTIRE OBLIGATION OF VERISIGN AND THE EXCLUSIVE REMEDIES OF CUSTOMER WITH RESPECT TO THE SUBJECT MATTER THEREOF.

7.    TERM AND TERMINATION

     (a)     Term and Renewal. This Agreement (excluding Services Orders or SOWs hereunder) (“MSA”) will commence as of the Effective Date and will continue until terminated in accordance with this Section 7. Each Services Order or SOW hereunder will commence on the effective date identified therein and continue for the period identified therein (“Initial Term”) unless terminated earlier as set forth below. Following expiration of the Initial Term, Services Orders will automatically renew for successive one (1) year terms (each a “Renewal Term”) unless either Party provides written notice to the other Party at least sixty (60) days prior to the commencement of a Renewal Term of its intent to avoid such Renewal Term. The Initial Term and any Renewal Terms of a Services Order are collectively referred to as the “Term.” The termination of any Services Order or SOW shall not modify the term of this MSA or any other Services Order or SOW. The termination of this MSA shall immediately terminate any and all Services Orders and SOWs executed hereunder. The terms and conditions applicable to any Renewal Term(s) will be the same as those in effect for the immediately preceding portion of the Term; provided, however, that VeriSign may increase fees for any Renewal Term by providing written notice of such increase to Customer at least ninety (90) days prior to the commencement of such Renewal Term.

     (b)     Termination for Default. In the event of a material breach of this MSA or any Services Order or SOW (excluding any breaches for which an exclusive remedy is expressly provided), the non-breaching Party may terminate the breached MSA, Services Order, or SOW, as applicable, if such breach is not cured within thirty (30) days after written notice thereof.

     (c)     Termination for Insolvency. Each Party may terminate this MSA or any Services Order or SOW, effective immediately upon written notice, should the other Party hereto (i) admit in writing its inability to pay its debts generally as they become due; (ii) make a general assignment for the benefit of creditors; (iii) institute proceedings, or have proceedings instituted against it, seeking relief or reorganization under any laws relating to bankruptcy or insolvency; (iv) have a court of competent jurisdiction appoint a receiver, liquidator, or trustee over all or substantially all of such Party’s property or provide for the liquidation of such Party’s property or business affairs.

     (d)     Survival of Terms. Any payment obligations which accrued prior to termination or expiration of this MSA or any Services Order or SOW, Sections 1, 2(d), 2(e), 4, 5, 6(c), 6(d), 7(d), 8, and 9 of the MSA, and any section of a Service Order titled “Disclaimer”, “Limitation of Liability”, or an equivalent thereof, as applicable, shall survive the expiration or termination of this MSA or any Services Order or SOW.

8.    LIMITATION OF LIABILITY

THE PARTIES AGREE THAT, EXCEPT FOR AMOUNTS PAYABLE FOR BREACH OF SECTION 3 OR 5, CLAIMS ARISING UNDER SECTION 6(C), ANY AMOUNTS OWING UNDER SECTION 2(C), OR AS OTHERWISE SET FORTH IN A SERVICES ORDER: (A) A PARTY’S ENTIRE LIABILITY AND EXCLUSIVE REMEDY WITH RESPECT TO ANY CLAIM ARISING OUT OF OR RELATED TO THIS MSA OR ANY SERVICES ORDER OR SOW ISSUED HEREUNDER IS LIMITED TO THE AMOUNTS PAID OR PAYABLE BY CUSTOMER TO VERISIGN FOR THE IMMEDIATELY PRECEEDING THREE (3) MONTH PERIOD FOR THE SERVICES, SOFTWARE AND/OR HARDWARE GIVING RISE TO THE CLAIM; PROVIDED, HOWEVER, THAT UNDER NO CIRCUMSTANCES SHALL THE SAME ACT, OMMISSION OR EVENT GIVE RISE TO DAMAGES UNDER BOTH THIS MSA AND A SERVICES ORDER OR SOW, (B) A PARTY’S AGGREGATE LIABILITY FOR ALL CLAIMS UNDER THIS AGREEMENT IN ANY CONTRACT YEAR (A PERIOD OF TWELVE (12) MONTHS FROM ANY ANNIVERSAY DATE OF THIS AGREEMENT) SHALL NOT EXCEED (A) FOR THE FIRST CONTRACT YEAR, THE GREATER OF ONE MILLION DOLLARS ($1,000,000) OR TWO TIMES THE AMOUNTS PAID OR PAYABLE BY CUSTOMER TO VERISIGN DURING SUCH YEAR , AND (B) FOR EACH SUBSEQUENT CONTRACT YEAR, TWO TIMES THE AMOUNTS PAID OR PAYABLE DURING THE PRIOR CONTRACT YEAR; AND (C) NEITHER PARTY WILL BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR EXEMPLARY DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS OR REVENUES, WHETHER FORESEEABLE OR UNFORESEEABLE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF THIS AGREEMENT, THE SERVICES, SOFTWARE, OR HARDWARE, OR ANY EXPRESS OR IMPLIED WARRANTY, MISREPRESENTATION, NEGLIGENCE, STRICT LIABILITY, OR OTHER TORT. EXCEPT FOR THE EXPRESS LIMITED WARRANTIES CONTAINED IN SECTION 6 OR AN APPLICABLE SERVICE ORDER OR SOW, VERISIGN DISCLAIMS ALL OTHER WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SATISFACTION OF CUSTOMER REQUIREMENTS, NON-INFRINGEMENT, AND ANY WARRANTY ARISING OUT OF A COURSE OF PERFORMANCE, DEALING OR TRADE USAGE. NOTWITHSTANDING THE FOREGOING, A PARTY’S LIABILITY SHALL NOT BE LIMITED UNDER THIS SECTION 8 IN CASES OF PERSONAL INJURY OR DEATH ARISING FROM A PARTY’S NEGLIGENCE.

9.     GENERAL PROVISIONS

     (a)     Notices. All notices shall be in writing (excluding email) and addressed to the Party to be served at the respective addresses set forth in the Services Order, SOW, or on the cover page of this Agreement, as applicable. Any such notice may be served personally or by certified mail (postage prepaid), internationally commercially recognized overnight delivery service (such as Federal Express or DHL), or courier. Notice shall be deemed served upon personal delivery or delivery by courier, upon the second business day after the date sent for notices sent via overnight delivery, or upon the fifth business day after the date sent for notices sent via certified mail. Either Party may change the address to which notices are to be delivered by written notice (excluding email) to the other Party. Notices to VeriSign shall be addressed to the General Counsel.

     (b)     Entire Agreement. This Agreement (including any Services Orders or SOW(s) executed hereunder), any schedules or exhibits hereto, and any end user license terms, where applicable, constitute the entire understanding and agreement between VeriSign and Customer with respect to any Software, Hardware and/or Services ordered hereunder, and supersedes any and all prior or contemporaneous oral or written representation, understanding, agreement or communication relating thereto.

     (c)     Amendments and Waiver. Any term or provision of this Agreement (including any Services Order or SOW) may be amended, and the observance of any term of this Agreement may be waived, only by a writing in the form of a non-electronic record referencing this Agreement and signed by the Parties to be bound thereby, and this Agreement may not be modified or extended solely by submission of a purchase order or similar instrument referencing this Agreement. No SOW which is not explicitly identified as an amendment to Section 4 of this Agreement shall be construed to create any Intellectual Property Right(s) of Customer or any third-party.

     (d)     Force Majeure. Neither Party shall be deemed in default hereunder, nor shall it hold the other Party responsible for, any cessation, interruption or delay in the performance of its obligations hereunder (excluding payment obligations) due to earthquake, flood, fire, storm, natural disaster, act of God, war, terrorism, armed conflict, labor strike, lockout, boycott or other similar events beyond the reasonable control of such Party, provided that the Party relying upon this provision: (i) gives prompt written notice thereof, and (ii) takes all steps reasonably necessary to mitigate the effects of the force majeure event; provided further, that in the event a force majeure event extends for a period in excess of thirty (30) days in the aggregate, either Party may immediately terminate this Agreement upon written notice.

     (e)     Severability. In the event that any provision of this Agreement should be found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained shall not, in any way, be affected or impaired thereby.

     (f)     Compliance with Law, Export Requirements, and Foreign Reshipment Liability. Each Party agrees that it shall comply with all applicable federal, state and local laws, regulations, and export requirements in connection with its performance under this Agreement. Regardless of any disclosure made by Customer to VeriSign of an ultimate destination of the Software, Hardware, or technical data acquired from VeriSign and, notwithstanding anything contained in this Agreement to the contrary, Customer will not modify, export, or re-export, either directly or indirectly, any Software, Hardware, or technical data, or portions thereof, without first obtaining any and all necessary licenses from the United States government or agencies thereof or any other country that requires an export license or other governmental approval at the time of modification, export, or re-export. VeriSign shall have the right to suspend performance of any of its obligations under this Agreement, without any prior notice being required and without any liability to Customer if Customer fails to comply with this provision..

     (g)     Assignment. Neither Party may assign or transfer this Agreement or any obligation hereunder without the prior written approval of the other Party, except that, upon written notice, a Party may assign or transfer to an entity acquiring all or substantially all of the assets of that Party, whether by acquisition of assets or shares, or by merger or consolidation. Any assignment in violation of this Section 9(g) shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties.

     (h)     Independent Contractors. The Parties to this Agreement are independent contractors. Neither Party is an agent, representative, joint venturer, or partner of the other Party. Neither Party shall have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other Party. Each Party shall bear its own costs and expenses in performing this Agreement.

     (i)     Governing Law. The Parties agree that this Agreement, and any disputes arising out of or related to this Agreement, shall be governed by, construed, and enforced in all respects in accordance with the laws of the Commonwealth of Virginia, United States of America, excluding its conflict of laws rules. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. For all disputes arising out of or related to this Agreement, the Parties submit to the exclusive subject matter jurisdiction, personal jurisdiction and venue of the United States District Court for the Eastern District of Virginia, Alexandria Division. If there is no jurisdiction in the United States District Court for the Eastern District of Virginia, Alexandria Division, then jurisdiction shall be in the state courts of Fairfax County, Fairfax, Virginia.

     (j)     Third Party Beneficiaries. No provisions of this Agreement are intended nor shall be interpreted to provide or create any third party beneficiary rights or any other rights of any kind in any other party.

     (k)     Order of Precedence. In the event of a conflict between this MSA and any Service Order, the terms of the Service Order shall govern, but only in regard to the specific Service provided under that Service Order.

     (l)     English Version. In the event this Agreement is translated in any language other than the English language, then in the event of a conflict between the English language version and the translated version, the English language version shall prevail in all respects.

OUTCOLLECT BILLING AND EXCHANGE SERVICES ORDER

     THIS SERVICES ORDER (“Services Order”) is entered into by and between VeriSign, Inc., a Delaware corporation, and its wholly owned subsidiaries (“VeriSign”), and the entities identified on Attachment A attached hereto and incorporated herein by reference (each individually a “Customer”) as of the date specified for each Customer set forth on Attachment A (each respectively an “Effective Date”). VeriSign and Customer may each also be referred to individually as a “Party” or collectively as the “Parties” throughout this Services Order.

For and in consideration of the mutual promises, benefits, and covenants contained herein, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, VeriSign and Customer hereby agree as follows:

1.   VERISIGN MASTER SERVICES AGREEMENT

The Parties acknowledge and agree that this Services Order is entered into in accordance with and subject to that certain VeriSign Master Services Agreement No. (the “MSA”).

2.   DEFINITIONS

Unless otherwise specified, capitalized terms used in this Services Order shall have the meanings set forth below. All defined terms used herein and not otherwise defined shall have the meaning set forth in the MSA.

“CGF” stands for Charging Gateway Function.

“GPRS” stands for General Packet Radio Service.

“LAN” stands for Local Area Network.

“TADIG/IREG” stands for Transferred Account Data Interchange Group/International Roaming Experts Group.

“TAP” stands for Transfer Account Procedure.

“WAN” stands for Wide Area Network.

3.    SERVICES

     (a)     Services Description. Subject to Customer meeting all of its obligations hereunder, VeriSign shall provide Customer with the Services, as described in Exhibit A.

     (b)     Cooperation and Access. Customer shall provide reasonable access, cooperation, and anything else necessary to allow VeriSign to provide the Services.

4.    FEES

Customer shall pay to VeriSign fees for the Services as set forth in Exhibit B, and in accordance with the MSA.

M6026 (v1.0, 09/26/06) VeriSign Proprietary
Outcollect Billing and Exchange Services Order

5.   PRICE CHANGES

Customer acknowledges and agrees that VeriSign reserves the right to change prices for the Services provided hereunder. Such price changes will be announced to Customer at least ninety (90) days prior to the effective date of the price change. If such a change represents an increase in any of the prices previously in effect for any of the Services covered by this Services Order, then Customer may notify VeriSign in writing no less than sixty (60) days prior to the effective date of such price change of its desire to terminate this Services Order as of the effective date of such price change.

6.    SUPPORT

VeriSign shall provide to Customer support for the Services as set forth in Exhibit C.

7.    TERM

     (a)     Term. The term of this Services Order will commence on the Effective Date and will terminate on the December 31st next occurring more than two (2) years after the Effective Date (“Initial Term”) unless earlier terminated as set forth herein. After the Initial Term, this Services Order shall automatically be renewed for successive one (1) year terms (each a “Renewal Term”) unless otherwise terminated as set forth herein. The Initial Term and all Renewal Terms shall collectively be referred to as the “Term.”

     (b)     Termination. Either Party may terminate this Services Order at the end of the Initial Term, or at the end of any Renewal Term, by delivering written notice to the other Party of its intent to terminate no less than ninety (90) days prior to the end of the Initial Term or the applicable Renewal Term.

     (c)     Effects of Termination. Upon the expiration or termination of this Services Order for any reason: (i) Customer shall immediately cease using the Services, and shall not thereafter use the Services or provide the Services to any other person or entity; (ii) Customer is solely responsible for procuring any new or replacement services upon termination; (iii) Customer shall remain obligated for any fees and costs accrued prior to the termination date and any other amounts owed by Customer as provided in this Services Order; (iv) Customer shall return all equipment, hardware, software, or other items provided by VeriSign under this Services Order; and (v) each Party shall return or destroy (at the disclosing Party’s option) any and all Confidential Information provided to it by the other Party.

8.     DISCLAIMER OF WARRANTIES IN ADDITION TO ANY DISCLAIMERS OF WARRANTY SET FORTH IN THE MSA, THE SERVICES AND/OR MATERIALS PROVIDED BY VERISIGN PURSUANT TO THIS SERVICES ORDER ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS, AND VERISIGN MAKES NO WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED, TO WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, AND NON-INFRINGEMENT.

9.    PRESS RELEASE

Notwithstanding anything to the contrary in the MSA, subject to Customer’s prior review and approval, which shall not be unreasonably withheld, VeriSign may, in its discretion, issue a press release regarding the subject matter of this Agreement.

10.   NOTICES

All notices to Customer shall be sent to the address set forth in the MSA, as well as the address for each Customer entity as set forth in Attachment A. All notices to VeriSign shall be sent to the address set forth in the MSA, as well as to the following addresses:

VERISIGN LEGAL DEPARTMENT VERISIGN CONTRACT ADMINISTRATION
VeriSign, Inc.
VeriSign, Inc.
Attn: Associate General Counsel
Attn: Contract Administration
21351 Ridgetop Circle P.O. Box 2909
Dulles, VA 20166 Olympia, WA 98507

11.    INTEGRATION

The Parties acknowledge and agree that this Services Order constitutes the entire understanding and agreement between VeriSign and Customer with respect to the subject matter hereof, and supersedes any and all prior or contemporaneous oral or written representation, understanding, agreement, or communication relating thereto.

12.    INCORPORATION BY REFERENCE

Attachment A, Exhibit A, Exhibit B, and Exhibit C are respectively by each and every reference thereto incorporated herein as though fully set forth herein.

13.    SURVIVAL OF TERMS

In addition to Section 7(d) of the MSA, Sections 1, 2, 4, 7(c), 8, and 13 of this Services Order shall survive the termination or expiration of this Services Order.

IN WITNESS WHEREOF, the Parties have caused this Services Order to be duly executed and delivered as of the Effective Date.

VERISIGN, INC	TELEMETRIX, INC.
By: /s/ Thomas L. Dean	By: /s/ Larry Becker
Name: Thomas L. Dean	For Telemetrix Inc.
Title: VP-VCS Business Ops	Legal Name of Company
Date: Sep 29 2006	On Behalf of Each Customer
Identified on Attachment A
By: Larry Becker
Name: Larry Becker
Title: Authorized Representative
Date: 9/27/06

ATTACHMENT A
TO
OUTCOLLECT BILLING AND EXCHANGE SERVICES ORDER
PARTICIPATING ENTITIES

PARTICIPATING ENTITIES CONTRACT NUMBER EFFECTIVE DATE(Completed by VeriSign)
Full Legal Name:  Telemetrix Inc.            Sept 29 2006
Address: 7105 La Vista Place, #100, Longmont, CO
Full Legal Name:
Address:
Full Legal Name:
Address:
Full Legal Name:
Address:
Full Legal Name:
Address:
Full Legal Name:
Address:
Full Legal Name:
Address:
Full Legal Name:
Address:
Full Legal Name:
Address:
Full Legal Name:
Address:

EXHIBIT A
TO
OUTCOLLECT BILLING AND EXCHANGE SERVICES ORDER
SERVICES DESCRIPTION

1.    DESCRIPTION

The Services enable wireless carriers to outsource outcollect processing of foreign roamers on a carrier’s network. The Services involve the electronic capture of data from a Customer’s network element. The Services include the parsing, formatting, editing, validation, and transformation of native file structures to a standard file layout. The standard files are sent to the hosted platform where they are rated. Additional edit and validations are performed and records are then turned into industry standard files that can be exchanged between carriers, clearinghouses or other third party solutions.

2.    RECORDS

The Services are based upon the receipt of voice, SMS, or other records from a specific network element. These records can be delivered either directly from the network element itself or from a third party system (such as another mediation vendor, or CGF). If a CGF is needed, then the CGF will provide the necessary aggregations / correlations of the GPRS call detail records from the serving GPRS node.

3.   PROCESSING

     (a)     Record Format. VeriSign collects the records in mutually agreed upon formats.

Customer must communicate any format changes in advance by providing thirty (30) days prior written notice. If Customer does not provide proper notice of any changes, VeriSign may charge Additional Professional Services Fees as set forth in Exhibit B. All format changes to the records or network upgrade of the elements requiring VeriSign support are billed as part of the Non- recurring Fees set forth in Exhibit B. If such format changes require professional services beyond the amount included in the Non-Recurring Fees, Customer will be billed for Additional Professional Services Fees as set forth in Exhibit B.

     (b)     Filtering. VeriSign is not responsible for filtering out usage that may be from other shared carriers on the network. If Customer requests VeriSign to perform such filtering, Customer will be billed for Additional Professional Services Fees as set forth in Exhibit B..

     (c)     Record Processing. VeriSign will process the records and apply customer provided rating and currency requirements. VeriSign will then convert the rated outcollect records to the latest TAP release (currently 3.11). VeriSign will pass rated TAP records to the clearinghouse of customer choosing and then provide outcollect reporting of rated events in those clearinghouse batches.

     (d)     Archiving. VeriSign is not responsible for archival or backup of records from the network elements.

EXHIBIT B
TO
OUTCOLLECT BILLING AND EXCHANGE SERVICES ORDER

FEES

All amounts herein are represented in U.S. Dollars and shall be paid in U.S. Dollars.

1.    NON-RECURRING FEES

Customer shall pay to VeriSign Non-Recurring Fees of $__________. Such Non-Recurring Fees include the following:

     (a)     Network Element Outcollect Billing. The Non-Recurring Fees include a maximum of 200 man-hours of professional services for outcollect billing.

     (b)     Training. The Non-Recurring Fees include one day (up to eight (8) hours) of training for the Services.

2.    MONTHLY FEES

     (a)     Monthly Fees. Customer shall pay to VeriSign Monthly Fees equal to the greater of (a) $________; or (b) an amount calculated by determining the number of records processed through the Services in a given month, and then multiplying that number by the per-record rate as set forth in Table 1 below. As used in Table 1 below, the term “records” shall mean raw call detail records.

     (b)     Support. The Monthly Fees set forth in Section 2(a) above include a maximum of sixty (60) man-hours of support per month for the Services, as described in Exhibit C.

      Table 1. Monthly Fees – Per-Record Rates

Total Volume of Records in a Month	Per Record Processing Fee
0 - 500,000	______
500,001 - 1,000,000	______
1,000,000 - 2,000,000	______
2,000,000 - 5,000,000	______
5,000,000 - 10,000,000	______
10,000,000 - 25,000,000	______
25,000,000 - 50,000,000	______
50,000,000 - 100,000,000	______
100,000,000 - 250,000,000	______
250,000,000 - 500,000,000	______
500,000,000 - 1,000,000,000	______
1,000,000,000 +	______

3.   TRAVEL

During the Initial Term of this Services Order, Customer shall reimburse VeriSign for its reasonable travel, meals, and lodging expenses incurred in the provision of the Services provided herein.

4.    ADDITIONAL FEES

Customer shall pay to VeriSign the following additional fees when applicable.

     (a)     Additional Professional Services Fees. For professional services provided to Customer by VeriSign beyond the 200 hours included in Section 1(a) above, Customer shall pay to VeriSign Additional Professional Services Fees of $200.00 per person per hour.

     (b)     Additional Training Fees. If VeriSign provides additional training to Customer beyond the eight (8) hours included in Section 1(b) above, Customer shall pay to VeriSign Additional Training Fees of $1,250.00 per day of training. In addition, Customer shall pay VeriSign’s travel costs as set forth in Section 3 above, regardless of whether such additional training occurs during the Initial Term or during a Renewal Term.

     (c)     Additional Support Fees. In the event VeriSign provides more than sixty (60) man-hours of support for the Services (as described in Section 2(b) above), Customer shall pay to VeriSign Additional Support Fees of $200.00 per person per hour for each hour of additional support provided.

     (d)     Network Recovery Fees. In the event of a network outage or other event in which the feed of data between the network elements and the VeriSign mediation system is down, VeriSign shall support the recovery of data from switch tape, at Customer’s expense, at a rate of $200.00 per person per hour for each hour of such support.

EXHIBIT C
TO
OUTCOLLECT BILLING AND EXCHANGE SERVICES ORDER

SUPPORT

1.    SUPPORT

All services and support are provided from remote VeriSign locations. If on-site training and/or support is required, Customer is responsible for travel costs, meals and lodging as well as payment of hourly rates, if applicable. Support may be provided on a 365x24x7 basis.

2.    ASSUMPTIONS

All training and support provided for the services included in this Services Order are based on the following assumptions:

     (a)     Customer will provide a written confirmation of network readiness prior to requesting VeriSign engagement for the Services.

     (b)     Prior to the commencement of the Services, Customer will open up LAN/WAN firewall rules to allow VeriSign connectivity/connections to the relevant voice network elements for direct mediation.

     (c)     Customer shall provide vendor documentation of call detail record file formats for all relevant network elements outlined in this Services Order.

     (d)     Customer shall provide documented test calls using the VeriSign Test Call Form provided to Customer by VeriSign (during commencement of the Services) for all network elements.

     (e)     Prior to commencement of the Services, Customer shall provide a single point of contact for outcollect billing and mediation.

     (f)     Customer shall provide at least sixty (60) days advance written notice of any new network element. This notice includes vendor documentation of the exact software release of the new network element. Connectivity to the new network element is required at least thirty (30) days prior to the commencement of the Services.

     (g)     CGF aggregations / correlations for GPRS, if applicable, are not included in this Services Order.

     (h)     Customer’s network vendor shall provide the usage records to VeriSign for Customer. Any record filtering is not included within the cost of this Services Order and will be billed as Additional Professional Services Fees as set forth in Exhibit B.

     (i)     VeriSign support services required for any TADIG/IREG support, if applicable, are not included in this Services Order and will be billed as Additional Professional Services Fees as set forth in Exhibit B.

     (j)     Customer will review the Revenue Reports each business day and provide VeriSign with written notification within one (1) business day of any discrepancies and/or disputes.